Exhibit 99.2

NEXCEN BRANDS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements assume the acquisition by NexCen Brands, Inc. (“NexCen” or the “Company”) of all of the outstanding equity interests in Bill Blass Holding Co. Inc. (“Holding”) and the disposition by Holding of its wholly owned subsidiary, Bill Blass, Ltd. The unaudited pro forma condensed consolidated financial statements are based on the audited historical consolidated financial statements of the Company and Holding, after giving affect to the acquisition of Holding and the disposition of Bill Blass, Ltd., as well as the assumptions and pro forma adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements (together, the “Bill Blass Acquisition”). Holding, through its subsidiaries, Bill Blass Licensing Co. Inc. (“Licensing”) and Bill Blass International LLC (“International”), owns and licenses the Bill Blass (and derivative) trademarks to manufacturers and wholesalers of men’s and women’s apparel, accessories and home furnishings. The Company did not acquire Bill Blass, Ltd., because as a designer, manufacturer and seller of women’s couture apparel, it did not fit within the Company’s intellectual property-centric business model. The pro forma condensed consolidated financial statements of operations also include the unaudited pro forma statement of operations of TAF, which was acquired on November 7, 2006, as if that acquisition had occurred on January 1, 2006 and all respective items of income, expense and pro forma adjustments related thereto (which are more fully detailed in the Form 8-K filed on November 14, 2006) have been included for the full year ended December 31, 2006.

On February 15, 2007, the Company, through its subsidiary Blass Acquisition Corp., completed the purchase of all of the outstanding equity interests of Holding for initial consideration of $54.6 million, consisting of $39.1 million in cash and 2,191,819 shares of our common stock valued at $15.5 million ($7.09 per share), all in accordance with the terms of a stock purchase agreement by and among the Company, Holding, Licensing, International, Haresh Tharani (“H. Tharani”), Mahesh Tharani (“M. Tharani”) and Michael Groveman (“Groveman” and together with H. Tharani and M. Tharani, the “Stockholders”), dated December 19, 2006 (the “Purchase Agreement”). Under the terms of the Purchase Agreement, the Stockholders may be entitled to additional consideration of up to $16.2 million provided certain financial goals relating to the business of Holding are achieved. The contingent consideration is payable in cash or stock at the option of the Company and is determined by taking the positive difference, if any, of the actual royalties earned in 2007 multiplied by 5.5 less $51.8 million. The accompanying unaudited pro forma condensed consolidated financial statements do not include the effect of any potential additional contingent consideration since such amount, if any, is presently indeterminable.

The Company has separately entered into a new secured credit facility with Bank of Tokyo to fund future acquisitions. On May 1, 2007, the Company borrowed $27.3 million under this credit facility that is secured by the assets of International. The accompanying unaudited pro forma condensed consolidated financial statements do not include the effect of interest expense to be incurred under this facility since the proceeds were not used to fund the acquisition of Holding.

Concurrent with the acquisition, International executed a license agreement for men’s and women’s denim apparel (the “New Agreement”) with Designer License Holding Company, LLC (“DLHC”) that replaced its then existing license agreement for denim products with a company owned by one of the Stockholders. The New Agreement provides for, among other terms and conditions, a Guaranteed Minimum Royalty (as such term is defined in the New Agreement) of $5 million per year for the first five-year term of the license agreement.

Immediately following the acquisition, the Company formed a subsidiary, Bill Blass Jeans, LLC (“Jeans”), and contributed its ownership of International to Jeans. The Company then sold a 10% minority interest in Jeans to Designer Equity Holding Company, LLC (“DEHC”), an affiliate of DLHC, for initial cash consideration of $2.8 million and a subscribed interest of $2.7 million which together represent approximately 10% of the aggregate purchase price of Holding (the “Minority Sale”). In addition, the Company issued a warrant to DEHC to purchase up to 400,000 shares of the Company’s common stock at a per share exercise price of $8.89 and vest in equal (1/3) installments on December 31, 2008, March 31, 2009 and March 31, 2010 provided that royalties of Holding and subsidiaries, as defined in the warrant, exceeds $10 million for the 18 month period ending September 30, 2008, $12 million for the 12 month period ending December 31, 2008 and $14 million for the 12 month period ending December 31, 2009.

The unaudited pro forma condensed consolidated balance sheets as of December 31, 2006 is presented as if the acquisition and Minority Sale had occurred on December 31, 2006. The unaudited condensed consolidated statements of operations for the year ended December 31, 2006 is presented as if the acquisition and New Agreement were effective January 1, 2006 and were carried forward through December 31, 2006. The unaudited pro forma condensed consolidated financial statements, which include adjustments relating to the acquisition, the New Agreement and the Minority Sale, are not intended to represent or be indicative of the consolidated results of operations or financial position of the Company that would have been reported had the acquisition been completed on the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Company. The unaudited pro forma condensed consolidated financial statements do not reflect any operating efficiencies or cost savings, if any, that the Company may achieve with respect to the combined companies.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in our annual report on Form 10-K and our quarterly reports on Form 10-Q, along with the historical financial statements and accompanying notes of Holding which are included as exhibits to this Form 8-K/A.

NEXCEN BRANDS INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2006

(in thousands, except per share data)		Bill Blass Acquisition
			To Exclude:
		BB Holding	Bill	BB Holding
	NexCen	Company, Inc.	Blass, Ltd.	Company, Inc.	Pro Forma			Pro Forma
	Historical	Historical	Historical	Acquired	Adjustments			Consolidated
Assets:
Cash and cash equivalents	$83,536	$173	$(3)	$170	$(36,289)	(a	)	$47,417
Accounts receivable, net	2,042	1,726	(325)	1,401	-			3,443
Interest receivable	511	-	-	-	-			511
Prepaid expenses and other assets	2,210	1,318	(138)	1,180	(20)	(c	)	3,370
Restricted cash	1,298	2,499	-	2,499	(2,499)	(b	)	1,298
Inventory	-	1,166	(1,166)	-	-			-
Furniture, fixtures and leasehold improvements	389	343	(20)	323	-			712
Goodwill and trademarks	64,607	6,000	-	6,000	47,190	(d	)	117,797
Intangible assets	3,792	1,608	-	1,608	(829)	(d	)	4,571
Total assets	$158,385	$14,833	$(1,652)	$13,181	$7,553			$179,119

Liabilities and Stockholders' Equity:
Accounts payable and accrued expenses	$3,235	$2,760	$(1,636)	$1,124	$1,246	(e	)	$5,605
Accrued restructuring	145	-	-	-	-			145
Other current liabilities	5,857	-	-	-	-			5,857
Long term debt	-	10,835	-	10,835	(10,835)	(b	)	-
Other liabilities	2,535	29	-	29	(29)	(c	)	2,535
Minority interests	-	-	-	-	2,771	(a	)	2,771
Total liabilities	11,772	13,624	(1,636)	11,988	(6,847)			16,913

Stockholders’ equity	146,613	1,209	(16)	1,193	14,400	(f	)	162,206
Total liabilities and stockholders' equity	$158,385	$14,833	$(1,652)	$13,181	$7,553			$179,119

See accompanying notes to unaudited pro forma condensed consolidated financial statements

NEXCEN BRANDS INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2006

		To Include:	Bill Blass Acquisition
(in thousands, except per share data)		TAF (Pro Forma)		To Exclude:
		For the Year	BB Holding	Bill	BB Holding
	NexCen	Ended Dec. 31,	Company, Inc.	Blass, Ltd.	Company,	Pro Forma			Pro Forma
Account	Historical	2006	Historical	Historical	Inc. Acquired	Adjustments			Consolidated
Revenues
Net Sales	$-	$-	$7,828	(7,828)	$-	$-			$-
Royalty revenues	1,175	5,965	6,687	-	6,687	2,836	(g	)	16,663
Franchise fee revenues	749	1,633	-	-	-	-			2,382
Total revenues	1,924	7,598	14,515	(7,828)	6,687	2,836			19,045

Cost of sales	-	-	4,837	(4,837)	-	-			-

Operating expenses (income):
Selling, general and administrative exp.	6,082	2,852	7,809	(5,581)	2,228	-			11,162
Professional fees	1,149	-	723	(23)	700	-			1,849
Depreciation and amortization	471	109	1,464	(12)	1,452	(1,186)	(d	)	846
Stock based compensation	1,632	-	-	-	-	-			1,632
Restructuring charge	1,079	-	-	-	-	-			1,079
Total operating expenses	10,413	2,961	9,996	(5,616)	4,380	(1,186)			16,568

Operating (loss) income	(8,489)	4,637	(318)	2,625	2,307	4,022			2,477

Other income (expense)
Interest expense	-	-	(1,653)	-	(1,653)	1,653	(b	)	-
Interest income	2,637	858	142	-	142	(142)	(b	)	3,495
Other	700	-	(95)	(95)	-	-			700

(Loss) income from continuing
operations before income taxes	(5,152)	5,495	(1,924)	2,720	796	5,533			6,672

Income tax expense (benefit)	81	37	(1)	(1,135)	1,134	(1,134)	(h	)	118

(Loss) income from continuing
operations	$(5,233)	$5,458	$(1,923)	$1,585	$(338)	$6,667			$6,554

Loss per share from continuing
operations:
Basic	$(0.11)								$0.14

Diluted	$(0.11)								$0.13

Weighted average shares outstanding:

Basic shares	45,636								47,828
Diluted shares	45,636								48,568

See notes to unaudited condensed consolidated financial statements

NEXCEN BRANDS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRO FORMA PRESENTATION (in thousands, except per share amounts)

The unaudited pro forma condensed consolidated balance sheets as of December 31, 2006 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006 are based on the historical financial statements of the Company and Holding after giving effect to: (a) Holding’s sale of its interest in Bill Blass, Ltd. immediately prior to the acquisition, and (b) the acquisition, the Minority Sale and the New Agreement, as well as the assumptions and adjustments described in the notes herein. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006 also include the unaudited pro forma results of operations of TAF (acquired on November 7, 2006) as if that acquisition had occurred on January 1, 2006.

Bill Blass Acquisition:
As of December 31, 2006, the audited historical consolidated financial statements of Holding included the accounts of Bill Blass, Ltd., a wholly owned subsidiary that manufactured and sold ladies couture apparel. Prior to the acquisition, Holding disposed of its equity interest in Bill Blass, Ltd. to a Stockholder. The Stockholder will continue to manage the business of Bill Blass, Ltd. As a result of this sale, the Company acquired only the intellectual property-centric assets, liabilities, and operations of Holding. The unaudited pro forma condensed consolidated financial statements include a column labeled “BB Holding Company, Inc.- Historical” which contains the financial information presented in Holding’s consolidated financial statements filed as exhibit 99.2 to this Form 8-K/A. The adjacent column labeled “To Exclude: Bill Blass, Ltd.- Historical” contains the financial accounts of Bill Blass, Ltd. as of and for the year ended December 31, 2006, as applicable. The resultant column labeled “BB Holding Company, Inc.- Acquired” reflects only the intellectual property-centric assets, liabilities and operations of Holding which were acquired.

Pro Forma Adjustments:
The column labeled “Pro Forma Adjustments” includes the pro forma effects on the unaudited pro forma condensed consolidated balance sheets and statements of operations, as applicable, of the acquisition, as well as the New Agreement and the Minority Sale, as more fully described in the notes herein.

TAF (Pro Forma):
On November 7, 2006 the Company completed the acquisition of TAF and certain nominal fixed assets owned by an affiliate of TAF as more fully described in Form 8-K filed on November 14, 2006. The historical balance sheet of the Company at December 31, 2006 includes the assets and liabilities of TAF. The historical statement of operations includes the elements of income and expense of TAF for the period November 7, 2006 to December 31, 2006. The accompanying unaudited pro forma condensed consolidated statements of operations includes a column labeled “To Include- TAF (Pro Forma) for the Year Ended Dec. 31, 2006” which: (a) eliminates the effect of the TAF interim period on the full year historical statement of operations of the Company, (b) includes the full year statement of operations (unaudited) of TAF, and (c) includes pro forma adjustments of interest and amortization expenses relating to TAF as more fully described in the accompanying notes. The details with respect to the TAF (Pro Forma) condensed consolidated statement of operations are presented below under a separate caption.

The Company accounts for acquisitions under Financial Accounting Standards Board Statement No. 141, Business Combinations (“SFAS 141”). The Company will allocate the purchase price of Holding to the estimated fair value of the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The Company’s management has made certain assumptions and estimates in determining the purchase price and preliminary allocation of the estimated purchase price in the unaudited pro forma condensed consolidated financial statements.

For the year ended December 31, 2006 Holding filed a consolidated Federal and combined New York State income tax returns. In consolidated and combined returns, separate accounts of income and losses of subsidiaries and affiliates are aggregated and taxes are based on the income of the consolidated or combined group as a whole. The accompanying unaudited pro forma condensed consolidated statements of operations include allocations of the estimated income tax expense (benefit) applicable to the intellectual property-centric operations of Holding and Bill Blass, Ltd. as if separate returns had been filed and the tax benefit associated with the losses of Bill Blass, Ltd. were fully realizable and the income tax expense associated with the earnings of the intellectual property-centric assets of Holding were owed. If Holding and its subsidiaries had filed separate tax returns, the resulting tax obligations or benefits might vary from the allocated amounts reported. In addition, the Company anticipates that it will be able to utilize available tax loss carry forwards to offset substantially all reported pro forma income as a result of the acquisition. Consequently, no income tax expense is recorded in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of the Company that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Company. The unaudited pro forma condensed consolidated financial statements do not reflect any operating efficiencies or cost savings, if any, that the Company may achieve with respect to the combined companies.

The allocation of the purchase price used in the unaudited pro forma condensed consolidated financial statements is based upon preliminary estimates. The estimates and assumptions are subject to change upon the finalization of the valuation of Holding’s assets and liabilities. The final determination of the allocation of the purchase price will be based on the actual tangible and intangible assets and liabilities of Holding that exist at the acquisition date. The final valuation of identifiable intangible assets and their estimated useful lives may change from the Company’s preliminary estimates, which could result in a material change to the amortization of intangible assets. Additionally, changes in the balances of Holding’s cash and cash equivalents, accounts receivable, and other financial or tangible assets and liabilities could differ substantially from December 31, 2006, which was the basis for developing the Company’s fair value estimates in the unaudited pro forma condensed consolidated financial statements.

BILL BLASS ACQUISITION:

(A) Initial Purchase Price

The total initial purchase price, exclusive of any potential contingent consideration, is comprised of :

Purchase Price of Holding
Cash	$39,060
Fair value of 2,191,819 shares of common stock issued	15,593
Transaction costs	1,246
Total initial purchase price	$55,899

Fair value of common stock issued:
The Company issued 2,191,819 shares of its common stock at closing as part of the purchase price relating to the acquisition. The number of shares issued was based on total consideration of $15,540 as specified in the Purchase Agreement at a per share price determined by taking the average closing price of the quoted market price of the shares for the 10 consecutive trading days ending on (and including) the trading day prior to the date of the Purchase Agreement, or $7.09. For financial reporting purposes, and in accordance with SFAS 141 and related guidance thereto, the value of shares issued as consideration in connection with the Purchase Agreement is determined by multiplying the number of shares issued by the average closing quoted market price of the shares for the 5 day period beginning two days prior to the effective date (the date that principal terms of the acquisition were agreed to and announced) of the Purchase Agreement and ending two days after the effective date , or $7.11

Transaction costs:
Acquisition related transaction costs of $1,246 include the Company’s estimate of investment banking fees, legal and accounting fees and other external costs related to the acquisition.

(B) Preliminary Purchase Price Allocation

The total initial purchase price was allocated to Holding’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of December 31, 2006. The excess of the purchase price over the net tangible and identifiable intangible assets over the purchase price will be recorded as goodwill. Based upon a preliminary valuation, the total initial purchase price is allocated as follows:

Cash and cash equivalents	$170
Accounts receivable	1,401
Prepaid expenses and other assets	1,160
Furniture, fixtures and leasehold improvements	323
Identifiable intangible assets	46,879
Goodwill	7,090
Liabilities	(1,124)
Total preliminary purchase price allocation	$55,899

Cash and cash equivalents, accounts receivable, prepaid expenses and other assets, and liabilities: The Company valued cash and cash equivalents, accounts receivable, prepaid expenses and other assets, and liabilities at their respective carrying amounts as of December 31, 2006, as the Company believes that these amounts approximate their current fair values. The Company expects to make additional adjustments based upon the actual valuation of assets acquired and liabilities assumed as of the date of the acquisition.

Furniture, fixtures and leasehold improvements: Furniture, fixtures and leasehold improvements consists primarily of recently acquired office machinery, furniture and fixtures and leasehold improvements at Holding’s showroom facilities. Furniture, fixtures and leasehold improvements have been valued at the net carrying value as of December 31, 2006 since the Company believes the net carrying value approximates the current fair values.

Identifiable intangible assets: Identifiable intangible assets acquired include primarily trademarks and license agreements. Trademarks include the Bill Blass and derivative trademarks and logos that are registered worldwide. License agreements represent the contractual relationships between International and existing licensees.

Goodwill: Goodwill represents the excess of the purchase price and transaction costs over the net tangible and identifiable intangible assets acquired. Changes in the carrying amounts of net identifiable tangible assets between December 31, 2006 and the closing of the Purchase Agreement will result in changes to the amount of the purchase price allocated to goodwill.

PRO FORMA ADJUSTMENTS:

The following pro forma adjustments are included in the unaudited pro forma condensed consolidated financial statements:

(a) Cash and Minority Interests- The Company paid $39,060 in cash to acquire Holding. The Company received $ 2,771 as initial consideration relating to the Minority Sale.

(b) Restricted Cash and Long Term Debt- Under the terms of the Purchase Agreement, the Company did not assume the balance of Holding’s existing promissory note payable in the amount of $10,835. The terms of the Purchase Agreement required the Stockholders to repay the outstanding promissory note payable balance and related fees at or prior to closing. The Company did not acquire any rights or interest in Holding’s restricted cash in the amount of $2,499, which consists of a liquidity reserve established as security for the promissory note. Interest expense incurred in connection with the existing promissory note and interest income earned on the related restricted cash deposit have been eliminated in the statements of operations. No adjustment has been made to interest expense in connection with a new credit facility obtained by the Company, which may be secured in part by the assets of International.

(c) Other assets and liabilities- To eliminate Holding’s deferred tax assets of $20 which will not be realized, and deferred tax liabilities of $29 which will not be owed, as a result of the acquisition. The Company anticipates that it will be able to utilize tax loss carry forwards to offset federal taxable income arising from the acquisition of Holding.

(d) Goodwill and trademarks and intangible assets- To record the difference between the preliminary fair value and the historical amounts of intangible assets as follows:

	Historical Amount, net	Preliminary Fair Value	Increase (Decrease)	Annual Amortization	Estimated Useful Life

Trademarks	$6,000	$46,100	$40,100	$-
Goodwill	-	7,090	7,090	-
Sub-total	6,000	53,190	47,190	-

License Agreements	1,277	779	(498)	207	1-5 years
Deferred Charges	331	-	(331)	-
Sub-total	1,608	779	(829)	207

Total	$7,608	$53,969	$46,361	207

Holding's historical amortization				(1,393)

Net decrease in amortization				$(1,186)

The Company has evaluated the estimated useful and legal lives of trademarks acquired based on an analysis of expected revenues from products currently and potentially licensed. The Company has determined that trademarks, which have an indefinite life and are evaluated annually for impairment, carry a greater value than existing license agreements (which are amortized over the life of the respective contracts) due to the ability of the owner of the trademarks to license new product categories, approve or deny product designs under existing license agreements, and amend or terminate and replace existing license agreements that do not perform to expectations.

(e) Accounts payable and accrued expenses- to accrue estimated acquisition related transaction costs of $1,246.

(f) Stockholders’ Equity- to record the following adjustments to stockholders’ equity:

To record NexCen Brands, Inc. common stock issued	$15,593
To eliminate Holding’s historical stockholders’ equity	(1,193)
Total adjustment to stockholders’ equity	$14,400

(g) Royalty income- for the year ended December 31, 2006 royalty income has been adjusted to give effect to the New Agreement. The adjustment represent the excess of the minimum annual guaranteed royalty as specified in the New Agreement over the royalty income earned and included in the historical financial statements for the same product categories licensed under the then existing agreements. The pro-forma adjustment to royalties is calculated as follows:

Year Ended December 31, 2006

Guaranteed Royalties under the New Agreement	$5,000
Historical royalties and fees under licenses for substantially identical products and categories	2,164
Pro-forma Adjustment- Royalties	$2,836

(h) Income taxes- The Company has federal income tax loss carry forwards available of approximately $777,000 at December 31, 2006 that expire between 2011 and 2026. The Company anticipates that it will be able to utilize these tax loss carry forwards to substantially reduce or eliminate any federal income tax liability relating to the income of Holding. The historical amount of income taxes reflected in the unaudited pro forma consolidated statements of operations of Holding has been eliminated.

TAF (PRO-FORMA):

TAF (Pro Forma) for the year ended December 31, 2006 is calculated as follows:

NEXCEN BRANDS INC.
UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS OF TAF

For the Year Ended December 31, 2006

(in thousands, except per share data)
	To Exclude: TAF	To Include: TAF
	For the Period Nov. 7	For the Year Ended	Pro Forma		TAF Pro
Account	To Dec. 31, 2006	Dec. 31, 2006	Adjustments		Forma
Revenues		(Unaudited)

Royalty revenues	$(1,175)	$7,140	$-		$5,965
Franchise fee revenues	(749)	2,382	-		1,633
Total revenues	(1,924)	9,522	-		$7,598

Operating expenses (income):
Selling, general and administrative expenses	(724)	3,576	-		2,852
Depreciation and amortization	(22)	1,266	(1,135)	(1)	109
Total operating expenses	(746)	4,842	(1,135)		2,961

Operating (loss) income	(1,178)	4,680	1,135		4,637

Other income (expense):
Interest expense	-	(4,738)	4,738	(2)	-
Interest income	(4)	862	-		858

Income from continuing operations before income taxes	(1,182)	804	5,873		5,495

Income tax expense	(289)	326	-		37

Net income	$(893)	$478	$5,873		$5,458

TAF pro forma adjustments- includes the following pro forma adjustments applicable to the statement of operations of TAF for the year ended December 31, 2006 (the basis of which are more fully detailed in the Form 8-K filed on November 14, 2006):

(1) Amortization of intangibles for the year ended December 31, 2006	$(1,266)
Amortization of intangibles under NexCen	131
Net decrease in amortization of intangibles	$(1,135)

The Company has evaluated the estimated useful lives of trademarks to be acquired based on an analysis of ongoing revenue associated with TAF’s existing franchise agreements. Consequently, trademarks have an indefinite useful life and will not be amortized and instead will be evaluated for impairment on an annual basis.

(2) Interest expense for the year ended December 31, 2006	$(4,738)
Elimination of interest expense due to repayment of note payable upon acquisition	-
Net decrease in interest expense	$(4,738)

Under the terms of the TAF purchase agreement, the Company did not assume the existing note payable or related preferred residual interest. The terms of the purchase agreement, along with the terms of an agreement executed by the seller and the seller’s lender, required the seller to repay the outstanding note payable and preferred residual interest along with related fees.

PRO FORMA EARNINGS PER SHARE

The pro forma earnings per share are based on the weighted average number of shares of the Company’s common stock outstanding and are adjusted for additional common stock issued in connection with the acquisition as follows:

Year Ended
December 31,
Pro forma EPS detail:	2006

Basic, as reported	45,636
Stock issued in connection with the acquisition	2,192
Basic, pro forma	47,828

Diluted, as reported	45,636
Adjustment to diluted shares originally reported	740
Stock issued in connection with the acquisition	2,192
Diluted, pro forma	48,568